POTLATCHDELTIC CORPORATION

PERFORMANCE SHARE AWARD AGREEMENT

2019 LONG-TERM INCENTIVE PLAN

Pursuant to your Performance Share Award Notice (the “Award Notice”) and this Performance Share Award Agreement (this “Award Agreement”), PotlatchDeltic Corporation, a Delaware corporation (the “Company”), has granted to you a contingent Award (the “Award”) of Performance Shares pursuant to Section 8.1 of the 2019 Long-Term Incentive Plan (the “Plan”).

The details of the Award are as follows:

1.Definitions

In addition to the terms defined elsewhere in this Award Agreement, the following terms used in this Award Agreement shall have the meanings set forth in this Section 1. Capitalized terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

(a)“Good Reason” means the existence of any one or more of the following conditions without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution of your duties or responsibilities as in effect immediately prior to such assignment; provided, however, that, for the avoidance of doubt, a change in your title or reporting relationships shall not constitute Good Reason; (ii) a material reduction in your annual base salary, as determined by taking into account the annual base salary in effect immediately prior to such reduction (and as may have been increased after the date of a Change in Control); (iii) a material reduction in your aggregate employee benefit opportunities provided under material Benefit Plans, as determined by taking into account, in the aggregate, such opportunities in effect immediately prior to such reduction (and as may have been increased after the date of a Change in Control), unless such reduction is part of an across-the-board reduction of employee benefit opportunities for substantially all similarly-situated employees of the Company as of the time of such reduction; (iv) a relocation of your business office to a location more than 50 miles from the location at which you perform duties as of the date such relocation requirement or request is communicated to you by the Company, except for required business travel to an extent substantially consistent with your business travel obligations prior to such date; or (v) a material breach by the Company of any material written agreement between you and the Company concerning the terms and conditions of your employment or other service relationship with the Company. For purposes of this definition of “Good Reason,” the term “Company” includes any Related Company or Successor Company, as applicable, and the term “Benefit Plan” means any cash or equity-based incentive plan, qualified and nonqualified employee benefit plan or any employee welfare plan of the Company.

Notwithstanding any other provision of this Award Agreement to the contrary, you shall not be deemed to have experienced a Termination of Service due to Good Reason unless (i) you notify the Company in writing of the condition that you believe constitutes Good Reason within thirty (30) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy or cause to be remedied such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) you terminate your service relationship with the Company (and its Related Companies) within sixty (60) days after the end of the Remedial Period. Your failure to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right you have hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

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(b)“Grant Date” means the date set forth in the Award Notice.

(c) “Performance Matrix” has the meaning set forth in the Award Notice.

(d)“Performance Period” has the meaning set forth in the Award Notice and is the period of time selected by the Committee during which performance is measured to determine the extent to which the Performance Shares become earned and vested.

(e)“Post-Change in Control Separation from Service” means a Termination of Service due to a termination by the Company or a Related Company, as applicable, without Cause (including, without limitation, a Termination of Service due to mandatory Retirement) or by you for Good Reason at any time during the 24-month period following the effective date of a Change in Control.

(f)“Shares” means the shares of Common Stock that you receive pursuant to settlement of this Award.

(i)“Target Number of Performance Shares” has the meaning set forth in the Award Notice.

2.Establishment of Performance Measures and Performance Matrix

The Performance Matrix sets forth the Performance Measures (including, without limitation, the methodology for calculating achievement against Performance Measures) and the percentage of the Target Number of Performance Shares that you may earn at the end of the Performance Period depending on actual achievement of such Performance Measures. The Performance Measures and other details set forth in the Performance Matrix shall be established by the Committee in writing reasonably promptly after the beginning of the Performance Period.

3.Determination of Performance Level and Earned Performance Shares

(a)General

After the completion of the Performance Period and prior to settlement of any portion of the Award, the Committee shall determine the extent to which the Performance Measures have been achieved or exceeded, the final number of Performance Shares that have become earned and vested under the Award in accordance with the Performance Matrix, and any other material terms.

Notwithstanding any provision in this Award Agreement to the contrary, the Committee retains the right to adjust the Award on the basis of such further consideration as the Committee determines, at its sole discretion.

(b)Change in Control

Notwithstanding any other provision in this Award Agreement, the Performance Period shall be deemed concluded on the effective date of a Change in Control. As of that date, the Performance Measures shall be deemed to have been satisfied and the Committee shall determine the Target Number of Performance Shares, plus the dividend equivalents calculated on the Target Number of Performance Shares (collectively, the “Performance Share Award Amount”).

The Performance Share Award Amount shall be converted into an award of restricted stock units representing the right to receive shares of common stock of the Successor Company having a fair market value that is substantially equal to the fair market value of the Performance Share

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Award Amount, as determined immediately prior to and immediately after the effective date of the Change in Control, as the case may be (the “Assumed Performance Share Awards”). Assumed Performance Share Awards will be subject to the same payment schedule set forth in Section 5 and the other terms and conditions as applied to the Award immediately prior to the effective date of the Change in Control.

4.Vesting

(a)General

The number of Performance Shares that may vest under this Award and the timing of vesting of the Performance Shares shall depend upon achievement of the Performance Measures and shall be determined in accordance with the Performance Matrix. Except as otherwise set forth in this Award Agreement, the Award will terminate and be subject to forfeiture upon your Termination of Service as set forth in Section 4(b) below. If the Performance Measures are not satisfied in accordance with the Performance Matrix, the Award will be canceled immediately and no shares of Common Stock shall be issued pursuant to this Award Agreement.

(b)Termination of Service - General

Except as otherwise provided in Section 4(d) below, upon your Termination of Service for any reason (other than death, Disability or Retirement) during the Performance Period (as determined without regard to any deemed conclusion of such Performance Period under Section 3(b)), any portion of the Award that has not become earned and vested will immediately terminate and the Award shall immediately be forfeited without payment of any further consideration to you.

(c)Termination of Service Due to Death, Disability or Retirement

If your Termination of Service during the Performance Period (as determined without regard to any deemed conclusion of such Performance Period under Section 3(b)) is due to your death, Disability or Retirement, you (or, in the case of your death, your designated beneficiary or representative) will be entitled to a prorated number of the Performance Shares that the Committee determines pursuant to Section 3 above. The prorated number of Performance Shares earned shall be determined by the Committee at the end of the Performance Period based on the ratio of the number of completed calendar months you provided services to the Company or a Related Company, as applicable, during the Performance Period to the total number of months in the Performance Period.

(d)Change in Control

If you experience a Post-Change in Control Separation from Service, you shall be entitled to the Performance Share Award Amount determined in accordance with Section 3(b).

5.Settlement of Awards

(a)Settlement

Subject to the terms and conditions set forth in this Award Agreement, vested Performance Shares shall be issued within sixty (60) days following the earliest to occur of the following (i) January 1 of the calendar year immediately following the calendar year that includes the last day of the Performance Period (as determined without regard to any deemed conclusion of such Performance Period under Section 3(b)) and (ii) an Employee’s Post-Change in Control Separation from Service.

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(b)Other Limitations

Notwithstanding anything to the contrary in this Award Agreement, you shall not receive shares of Common Stock pursuant to this Award Agreement to the extent the settlement of the Award would result in a violation of the stock ownership limitations set forth in the Company’s Restated Certificate of Incorporation or would impair the Company’s status as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

6.Dividend Equivalents

(a)General

This Award shall be credited with dividend equivalents for any dividends declared and paid with respect to the Common Stock after the Grant Date and before the date the Performance Shares are settled pursuant to Section 5 above. Prior to the date the Award is settled pursuant to Section 5 above (unless the Award is forfeited), dividend equivalents shall be converted into additional contingent Performance Shares by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares equal to the number of Performance Shares subject to this Award by (ii) the Fair Market Value per share of the Common Stock on the applicable dividend payment date.Such additional contingent Performance Shares shall be forfeited or vest and be settled in the same manner as the underlying Performance Shares to which they relate.

(b)Change in Control

Following the effective date of the Change in Control, dividend equivalents shall continue to accrue on the Assumed Performance Share Awards until the date of settlement. Such dividend equivalents shall be converted into Successor Company restricted stock units as of the dividend payment date by dividing the amount of the dividend equivalents by the fair market value of one share of common stock of the Successor Company on the dividend payment date and such additional restricted stock units shall be subject to the same payment schedule and other terms and conditions as the Assumed Performance Share Awards to which they are attributable.

7.Securities Law Compliance

(a)You represent and warrant that you (i) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (ii) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (iii) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

(b)You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

(c)You understand that the Company is under no obligation to register or qualify the Shares with any securities or other governmental authority and is not required to seek approval or clearance from any such authority for the issuance or sale of the Shares. You further understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities Exchange Commission and has not represented to you that it will so maintain registration of the Shares. Further, you agree that the

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Company shall have unilateral authority to amend the Plan and this Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.

(d)You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Award Agreement or the breach by you of any terms or conditions of this Award Agreement.

8.Transfer Restrictions

Except as otherwise provided in this Award Agreement, neither the Award nor any right or privilege conferred by this Award Agreement shall be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any purpose) or transferred by you or made subject to attachment or similar proceedings, whether voluntarily or by operation of law, other than by will or by the applicable laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Award Agreement, contrary to the provisions of this Section 8, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Award Agreement, the Award and the rights and privileges conferred by this Award Agreement shall immediately become null and void. Notwithstanding anything to the contrary in this Award Agreement, you may designate one or more beneficiaries on a Company-approved form who may receive payment under this Award after your death.

9.No Rights as Stockholder

You shall not be entitled to any cash dividends, voting, or other rights of a stockholder unless and until the date of issuance of the shares of Common Stock that are the subject to the Award.

10.Tax Withholding and Other Obligations

(a)You are ultimately responsible for all taxes owed in connection with this Award, including any tax withholding obligations, regardless of any action the Company or any Related Company takes with respect to any such tax withholding obligations that arise in connection with this Award as a condition to the issuance of shares of Common Stock pursuant to this Award, you agree to make arrangements satisfactory to the Company for the payment of the tax withholding obligations that arise upon receipt of the Shares or otherwise and any other obligations.

(b)Your acceptance of this Award constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of this Award as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligations that arise upon receipt of the Shares. Such Shares will be sold on the day such tax withholding obligations arise, or as soon thereafter as practicable. You will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your tax withholding obligations, the Company agrees to pay such excess in cash to you through payroll as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your tax withholding obligations. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligations that is not satisfied by the sale of Shares described above. You acknowledge that

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this paragraph (b) is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c), and that you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date you accept this Award.

(c)The Company may refuse to issue any shares of Common Stock to you until you satisfy the tax withholding obligations and any other obligations. Notwithstanding the foregoing, the Company may withhold from the shares of Common Stock otherwise payable to you with respect to this Award the number of whole shares of Common Stock required to satisfy the minimum applicable tax withholding obligations and any other obligations, the number to be determined by the Company based on the Fair Market Value of the Common Stock on the date the Company is required to withhold. Also notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you, an amount sufficient to satisfy the tax withholding obligations and any other obligations.

11.Limitations on Payments under Certain Circumstances

(a)Notwithstanding any other provision under this Award Agreement, in the event that you become entitled to receive or receive any payments or benefits under an Award or under any other plan, agreement, program or arrangement with the Company or any Related Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 11(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 11(c) below (if applicable), you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b)All computations and determinations called for by Sections 11(a) and 11(b) shall be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and you. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c)In the event that Section 11(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

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12.Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving this Award and Shares hereunder and deferring or disposing of shares of Common Stock may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving this Award and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of this Award and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

13.Recovery of Compensation

By executing the Award Notice, you acknowledge and agree that, in accordance with Section 13 of the Plan, the Award shall be subject to (a) the Potlatch Corporation Incentive Compensation Recovery Policy as it may be amended from time to time, and (b) any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Committee in its discretion to be applicable to you.

14.General Provisions

(a)Compliance with Laws and Regulations

This Award Agreement is subject to Section 15.5 of the Plan.

(b)No Employment Rights

Nothing in this Award Agreement shall be construed as giving you the right to be retained as an employee or as impairing the rights of the Company or a Related Company to terminate your employment or other service relationship at any time, with or without Cause.

(c)Relationship to Other Benefits

Stock Units shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay-related plan of the Company or any Related Company.

(d)Undertaking

You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Stock Units pursuant to the express provisions of this Award Agreement.

(e)Successors and Assigns

The provisions of this Award Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees,

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distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

(f)Electronic Delivery and Participation

The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. By executing the Award Notice, you hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(g)Interpretation; Choice of Law and Venue

The Award, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. By executing the Award Notice, you irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington. If there is any discrepancy between the terms and conditions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

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